UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (d) of the

Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported): August 10, 2007

CapSource Financial, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31730	84-1334453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2305 Canyon Boulevard, Suite 103 Boulder, CO	80302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 245-0515

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 10, 2007 we entered into Term Loan Agreements with Whitebox Intermarket Advisors, LLC, and Pandora Select Partners L.P., two affiliates of Whitebox Advisors LLC, pursuant to which we issued Promissory Notes in the aggregate principal amount of $300,000 (the “Notes”). Andrew Redleaf is the managing member of Whitebox Advisors, LLC, which is the managing member of both Pandora Select Advisors, LLC and Whitebox Intermarket Advisors, LLC, the general partners of Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P., respectively. Whitebox Intermarket Partners, L.P. and Pandora Select Partners L.P. each beneficially own 19% of our outstanding shares of common stock (including shares issuable upon the exercise of warrants).

The Notes have a term of two years and interest will be paid at a rate of 9% per year. Interest will be paid quarterly in arrears on the last day of each calendar quarter, commencing with a pro-rated payment for the quarter ending September 30, 2007. The foregoing description is qualified in its entirety by reference to the Term Loan Agreements and Promissory Notes that appear as Exhibits 10.1, 10.2, 10.4 and 10.5 hereto and incorporated by reference into this Item 1.01.

Randolph M. Pentel, the Chairman of our Board of Directors, guaranteed our obligation under the Term Loan Agreements by signing Personal Guarantees of the aggregate principal amount of $300,000. The Personal Guarantees, which appear as Exhibits 10.3 and 10.6 hereto are incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

In the event of default under either of the Term Loan Agreements or either of the Promissory Notes, the lender may make all sums of interest and principal under such Term Loan Agreement or Promissory Note immediately due and payable. Each of the following constitutes an event of default under the Term Loan Agreements and the Promissory Notes:

(a)        Our failure to pay the principal or interest under the Term Loan Agreement or the Note when due and continuation of such failure for a period of five (5) business days following the date the payment first becomes due;

(b)        If any of our representations and warranties made in the Term Loan Agreement, or Promissory Notes are proven not to have been true and correct in any material respect as of the date of such agreement;

(c)        If we (i) fail to pay our debts as they become due or commence any insolvency proceedings with respect to ourselves, or (ii) an involuntary insolvency proceeding is filed against us, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official is appointed to take possession, custody or control of our properties and such involuntary insolvency proceeding, petition or appointment is acquiesced to by us or is not dismissed within sixty days, or (iii) our business is dissolved or terminated;

(d)        We are in default beyond any applicable period of grace or cure under any other agreement involving the borrowing of money, the purchase of property, the advance of credit or any other monetary liabilities of any kind t the lender or to any person which results in the acceleration of payment of such obligation in an amount in excess of $10,000;

(e)        Any governmental or regulatory authority takes any judicial or administrative action, that would have a material adverse effect, and which cannot be cured by us within thirty days of such action;

(f)         Any sale, transfer or other disposition of all or a substantial or material part of our assets, including without limitation to any trust or similar entity, shall occur where such sale, transfer, lease or other disposition of assets would constitute a material adverse change; or

(g)        Any judgment(s) singly or in the aggregate in excess of $10,000 is entered against us which remain unsatisfied, unvacated or unstayed pending appeal for thirty or more days after entry thereof; or

(h)        We fail to perform or observe any covenant contained in the Term Loan Agreement or the Promissory Note and the breach of such covenant is not cured within thirty days after the sooner to occur of our receipt of notice of such breach from the lender or the date on which such breach first becomes known to any of our officers, provided that if such breach is not capable of being cured within such 30 day period and we timely notify the lender of such fact and we diligently pursue such cure, then the cure period shall be extended to the date requested in our notice, but in no event more than forty-five days from the initial breach.

The foregoing description is qualified in its entirety by reference to the Term Loan Agreements and Promissory Notes that appear as Exhibits 10.1, 10.2, 10.4 and 10.5 hereto and incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSOURCE FINANCIAL, INC. (Registrant)

Date: August 15, 2007	By:	/s/ Steven E. Reichert
		Name:	Steven E. Reichert
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Term Loan Agreement between the Registrant, Randolph M. Pentel and Whitebox Intermarket Partners, L.P., dated August 10, 2007.
10.2	Promissory Note, dated August 10, 2007.
10.3	Personal Guaranty, dated August 10, 2007.
10.4	Term Loan Agreement between the Registrant, Randolph M. Pentel and Pandora Select Partners, L.P., dated August 10, 2007.
10.5	Promissory Note, dated August 10, 2007.
10.6	Personal Guaranty, dated August 10, 2007.